EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into between bBooth, Inc., a Nevada corporation (the "Company"), and Rory J. Cutaia ("Executive"), and shall be effective as of November 1, 2014 (the "Effective Date").

1.0            RECITALS.
1.1            The Company desires to employ Executive, and Executive desires to be so employed by the Company, on the terms and subject to the conditions set forth in this Agreement.
1.2            As an executive officer of the Company, Executive shall have access to valuable confidential and proprietary information used in the business of the Company, including financial data, customer data, operational data, trade secrets and other intellectual property that if disclosed to or used by competitors or potential competitors would cause irreparable harm to the Company, and as a result,  Executive and the Company desire to provide the Company with adequate protection from the unauthorized disclosure or use of the Company's confidential and proprietary information.
NOW, THEREFORE, in consideration of the foregoing facts, the mutual covenants and agreements contained herein and other good and valuable consideration, the Company and  Executive agree as follows:
2.0            DEFINITIONS. Certain defined terms not otherwise defined herein shall have the following meanings:
2.1            Affiliate:  "Affiliate" means, with respect to any party, any corporation, limited liability company, partnership, joint venture, firm and/or other entity which Controls, is Controlled by or is under common Control with such party.
2.2            Board of Directors:  "Board of Directors" shall mean the board of directors of the Company.
2.3            Business: "Business" means the deployment and operation of a nationwide talent discovery platform that consists of kiosk-sized, family-friendly, professional quality, audio-video recording studios branded as "bBooth", placed in high traffic common areas of shopping malls throughout the United States, and the development and commercialization of a fully integrated mobile app platform that creates and promotes an active community of bBooth users and their followers between and among whom they can share and market their video-recorded performances for fun and profit, together with the ancillary monetization opportunities to be pursued through the Company's "b" business silos, other business activities related or incidental thereto; and any other lawful activity that is in furtherance of such purposes.

2.4            CEO: "CEO" means Rory J. Cutaia, as Chief Executive Officer, President and Chairman of the Board of Directors.
2.5            Change in Control: "Change in Control" means any transaction or series of related transactions (i) the result of which is that any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the equityholders of the Company as of the date hereof (collectively, the "Initial Equityholders") or persons Controlling, Controlled by or under common Control with any Initial Equityholder or direct or indirect owners of any Initial Equityholder, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the issued and outstanding voting equity of the Company; (ii) that results in the sale of all or substantially all of the Company's assets; or (iii) that results in the consolidation or merger of the Company with or into another entity or entities and holders of more than fifty percent (50%) of the issued and outstanding voting equity of the Company before such consolidation or merger no longer hold, directly or indirectly, at least fifty percent (50%) of the issued and outstanding voting equity of the survivor.
2.6            Code: "Code" means the Internal Revenue Code of 1986, as amended.
2.7            Compensation Committee:  "Compensation Committee" shall mean a committee of the Board of Directors which has been delegated responsibility for employee compensation matters or, in the absence thereof, the entire Board of Directors.
2.8            Confidential and Proprietary Information:  "Confidential and Proprietary Information" means all proprietary trade secrets and/or proprietary information and any information, concept or idea in whatever form, tangible or intangible, pertaining in any manner to the Business or the business of any Affiliate of the Company, or to the Company's (or any of the Company's Affiliates') customers, clients, consultants, Referral Sources (as defined below) or business associates, unless the information is or becomes publicly known through lawful means (other than disclosure by Executive, unless such disclosure by Executive is made in good faith in the course of performing Executive's duties under this Agreement, or with the express written consent of the Board of Directors).  As used herein, "Referral Source" means any person or entity that, directly or indirectly, refers customers or business to the Company.
2.9            Control:  "Control" means (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating assets entitled to vote for the election of directors; and (ii) in the case of non-corporate entities (such as limited liability companies, partnerships or limited partnerships), either (A) direct or indirect ownership of at least fifty percent (50%) of the equity interest, or (B) the power to direct the management and policies of the noncorporate entity.

2.10            Covered Entity:  "Covered Entity" means every Affiliate of Executive, and every business, association, trust, corporation, partnership, limited liability company, proprietorship or other entity in which Executive has invested in (whether through debt or equity securities), or has contributed any capital or made any advances to, or in which any Affiliate of Executive has an ownership interest or profit sharing percentage, or a firm from which Executive or any Affiliate of  Executive receives or is entitled to receive income, compensation or consulting fees in which Executive or any Affiliate of Executive has an interest as a lender (other than solely as a trade creditor for the sale of goods or provision of services that do not otherwise violate the provisions of this Agreement).  The agreements of  Executive contained herein specifically apply to each entity which is presently a Covered Entity or which becomes a Covered Entity subsequent to the date of this Agreement.  Notwithstanding anything contained in the foregoing provisions to the contrary, the term "Covered Entity" shall not include the Company, any subsidiary of the Company, or any Affiliate of the Company or any such subsidiary.
2.11            Discharge For Cause:  "Discharge For Cause" shall mean termination of Executive's employment hereunder for any one or more of the following: (i) gross negligence or willful misfeasance demonstrated by Executive in the performance of his duties; (ii) refusal by Executive to perform ethical and lawful duties assigned by the Board of Directors that continues uncured for thirty (30) days following receipt of written notice from a majority of the Board of Directors; (iii) Executive engaging in any act of fraud or embezzlement which adversely affects the Company or any of its Affiliates (including, without limitation, the reputation of the Company or any of its Affiliates); (iv) Executive engaging in any act of dishonesty the purpose or effect of which adversely affects the Company or any of its Affiliates (including, without limitation, the reputation of the Company or any of its Affiliates); (v) Executive breaching in any material respect any provision contained in Section 3.2 of this Agreement, which such breach is not cured within thirty (30) days after receipt of written notice from the Board of Directors (vi) Executive breaching in any material respect any provision contained in Sections 4.7 or 4.8 of this Agreement; (vii) Executive's conviction after trial and appeal of a felony involving fraud or moral turpitude or entering into a plea of guilty or nolo contendere (or its equivalent) to such a felony; or (viii) Executive's commencement of employment with another company while he is an employee of the Company without the prior consent of the Board of Directors. It is expressly understood that Executive's participation in an advisory role for those entities listed on Exhibit A, shall not be a violation of this subsection (viii).
2.12            Discharge Without Cause:  "Discharge Without Cause" shall mean the Company's termination of Executive's employment hereunder during the Term (as defined in Section 4.1 below) for any reason other than a Discharge For Cause or due to Executive's death or Permanent Disability.

2.13            Permanent Disability:  "Permanent Disability" shall mean Executive's inability to perform Executive's duties hereunder due to a physical or mental condition for (i) a period of one hundred twenty (120) consecutive days, or (ii) an aggregate of ninety (180) days in any twelve (12) month period.
2.14            Termination For Good Reason:  "Termination For Good Reason" shall mean voluntary termination of this Agreement by Executive if any of the following occurs without the prior written consent of Executive, which consent shall not be unreasonably withheld considering the then current financial condition of the Company, and in each case which continues uncured for 30 days following receipt by the Company of written notice thereof from Executive: (i) there is a material reduction by the Company in (A) Executive's annual base salary then in effect or (B) the annual target bonus set forth in the first sentence of Section 5.2 hereof or the maximum additional amount up to which Executive is eligible as set forth in the second sentence of Section 5.2 hereof (collectively, "Bonus Target Amounts") (provided, however, Executive acknowledges and agrees that (1) the criteria for achieving such bonuses shall be determined and may be subsequently changed by written agreement between Executive and the Board of Directors and (2) the failure of Executive to earn all or any portion of such Bonus Target Amounts shall not be deemed a reduction of such Bonus Target Amounts or provide the basis for a Termination For Good Reason); (ii) the Company reduces Executive's job title and position such that Executive (A) is no longer CEO of the Company; (B) is no longer Chairman of the Board of Directors; or (C) is involuntarily removed from the Board of Directors; or (iii) Executive is required to relocate to an office location outside of Los Angeles, CA or outside of a thirty (30) mile radius of Los Angeles, CA.
2.15            Territory:  "Territory" means each and every state, county, city or other political subdivision or geographic location in the United States.
3.0            CAPACITIES AND DUTIES; INDEMNIFICATION.
3.1            Positions:  Executive is hereby employed in the capacity of President and Chief Executive Officer of the Company and Chairman of the Board of Directors.  Executive shall report only to the Board of Directors.  Executive shall have the same status, privileges and responsibilities normally inherent in such capacity in corporations of similar size and character.  Executive will at all times abide by the Company's written personnel policies applicable to similarly situated employees of the Company as in effect from time to time and previously provided to Executive, and will faithfully and to the best of Executive's ability, experience and talents perform all of the duties that may be required of and from Executive pursuant to the terms hereof, consistent with Executive's position.
3.2            Exclusive Services; Other Representations:  During the Term, Executive agrees to devote Executive's best efforts and full business time to rendering services to the Company; provided, however, that Executive shall be permitted to serve on the board of directors of various for-profit and non-profit organizations, from time to time, provided (i) such organizations do not compete with the Business in the Territory and (ii) the time expended by Executive in rendering service to such organizations does not, in the aggregate, materially impair Executive's performance of his duties under this Agreement.

3.3            Board Membership:  For so long as Executive remains President and CEO of the Company, Executive shall be entitled to serve on, and as Chairman of the Board of Directors.
3.4            Indemnification:  The Company shall, to the maximum extent permitted by law, indemnify and hold harmless Executive for any loss, injury, damage, expense (including reasonable attorneys' fees and costs), claim or demand, arising out of, connected with, or in any manner related to, any act, omission or decision made in good faith while performing services for the Company from and after the Effective Date.  As part of the Executive's employment with the Company, the parties agree to execute an indemnification agreement, in a form to be mutually agreed to by the parties hereto, acting reasonably, within 30 days of the Effective Date.
4.0            EMPLOYMENT, TERM, TERMINATION, CONFIDENTIAL INFORMATION, NON-COMPETE AND NON-SOLICITATION.
4.1            Term:  Subject to Sections 4.2, 4.3, 4.4, 4.5 and 4.6, the term of this Agreement shall be five (5) years commencing on the Effective Date, unless terminated earlier pursuant to the terms herein (the "Initial Term"); provided that the Initial Term may be extended for additional one-year periods (each, a "Renewal Term") upon the expiration of the Initial Term or any such Renewal Term with the mutual agreement in writing of the Company and Executive no later than ninety (90) days in advance of the expiration of the Initial Term or any such Renewal Term.  The Initial Term or, in the event that Executive's employment hereunder is terminated earlier pursuant to the terms herein or extended pursuant to this Section 4.1, such shorter or longer period, as the case may be, is referred to herein as the "Term."
4.2            Discharge For Cause:  Executive's employment under this Agreement may be terminated by the Company (subject to the notice and cure period set forth in Section 2.10, if applicable), without further obligation by the Company, except for payment of any base salary compensation and expense reimbursement accrued and unpaid to the effective date of termination and except as otherwise required by law, upon written notice to Executive of a Discharge For Cause.  Such notification from the Company shall include such facts as shall be reasonably necessary to apprise Executive of the basis for such Discharge For Cause and for Executive to exercise Executive's right to cure under Section 2.10, if applicable.

4.3            Discharge Without Cause:  Executive's employment under this Agreement may be immediately terminated by the Company upon written notice to Executive of a Discharge Without Cause.  Upon termination pursuant to this Section 4.3, in return for the non-competition and non-solicitation agreement described below, Executive shall be entitled to the following benefits (the "Without Cause Severance Package"): (i) Executive shall receive monthly payments of $27,083.00 or such sum equal to Executive's monthly base compensation at the time of the discharge without cause, whichever is higher, for a period of thirty-six (36) months from the date of such termination or to the end of the Term of this Agreement, whichever is longer; and (ii) reimbursement for COBRA health insurance costs for thirty-six (36) months from the date of such termination or to the end of the Term of this Agreement, whichever is longer.  In addition, any and all of Executive's unvested equity shall immediately vest, without restriction, with full registration rights; and any as yet unearned and unpaid bonus compensation, expense re-imbursement, and all accrued vacation, personal, and sick days, etc. shall be deemed earned, vested and paid immediately. Other than the foregoing, Executive shall not be entitled to any payment hereunder for subsequent periods upon Executive's termination of employment upon a Discharge Without Cause.  The Without Cause Severance Package shall be payable to Executive in accordance with the Company's general payroll practices as the same may exist from time to time following a Discharge Without Cause.  As a condition to receiving the Without Cause Severance Package, Executive shall execute (i) a release of claims (other than a release of Executive's claims for amounts required to be paid pursuant to this Section 4.3) in the form attached hereto as Exhibit C, and (ii) a non-competition and non-solicitation agreement having a term which is the same as the term of the Without Cause Severance Package, and with terms and subject to conditions substantially similar to those contained in Section 4.8 of this Agreement.
4.4            Termination For Good Reason:  Executive's employment under this Agreement may be terminated by Executive (subject to the notice and cure period set forth in Section 2.14) upon written notice to the Company of a Termination For Good Reason.  Upon termination pursuant to this Section 4.4, in return for the non-competition agreement described below, Executive shall be entitled to the following benefits (the "Good Reason Severance Package"): (i) Executive shall receive monthly payments of $27,083.00 or such sum equal to Executive's monthly base compensation at the time of the termination for good reason, whichever is higher, for thirty-six months (36) months from the date of such termination or to the end of the Term of this Agreement, whichever is longer; and (ii) reimbursement for COBRA health insurance costs for thirty-six months (36) months from the date of such termination or to the end of the Term of this Agreement, whichever is longer. In addition, any and all of Executive's unvested equity shall immediately vest, without restriction, with full registration rights; and any as yet unearned and unpaid bonus compensation, expense re-imbursement, and all accrued vacation, personal, and sick days, etc. shall be deemed earned, vested and paid immediately.  Other than the foregoing, Executive shall not be entitled to any payment hereunder for subsequent periods upon Executive's termination of employment upon a Termination For Good Reason.  The Good Reason Severance Package shall be payable to Executive in accordance with the Company's general payroll practices as the same may exist from time to time following Executive's termination of employment upon a Termination For Good Reason.  As a condition to receiving the Good Reason Severance Package, Executive shall execute (i) a release of claims (other than a release of Executive's claims for amounts required to be paid pursuant to this Section 4.4) in the form attached hereto as Exhibit C, and (ii) a non-competition and non-solicitation agreement having a term which is the same as the term of the Good Reason Severance Package, and with terms and subject to conditions substantially similar to those contained in Section 4.8 of this Agreement.

4.5            Termination Upon Death: This Agreement shall immediately terminate without action or notice by either party upon the death of Executive and without further obligation by the Company, except for payment of all amounts of base salary compensation and expense reimbursement accrued and unpaid to the effective date of termination and except as otherwise required by law.
4.6            Termination Upon Permanent Disability:  Executive's employment under this Agreement may be immediately terminated by the Company upon written notice to Executive of a termination for the Permanent Disability of Executive.  Upon termination pursuant to this Section 4.6, and in return for the non-competition and non-solicitation agreement described below, Executive shall be entitled to the following ("Permanent Disability Severance Package"): (i) monthly payments of $27,083.00 or such sum equal to Executive's monthly base compensation at the time of the termination for disability, whichever is higher, for thirty-six months (36) months from the date of such termination or to the end of the Term of this Agreement, whichever is longer; and (ii) reimbursement for COBRA health insurance costs for thirty-six months (36) months from the date of such termination or to the end of the Term of this Agreement, whichever is longer.  The Permanent Disability Severance Package will be paid from the proceeds of or by a Company funded disability insurance policy, and if such policy is not available or does not provide complete payment, then the Company shall pay such uncovered amounts. The Permanent Disability Severance Package shall also provide that any and all of Executive's unvested equity shall immediately vest, without restriction, with full registration rights; and any as yet unearned and unpaid bonus compensation, expense re-imbursement, and all accrued vacation, personal, and sick days, etc. shall be deemed earned, vested and paid immediately.  The Permanent Disability Severance Package shall be payable to Executive in accordance with the Company's general payroll practices as the same may exist from time to time following a termination of Executive pursuant to this Section 4.6.  As a condition to receiving the Permanent Disability Severance Package, Executive shall execute (i) a release of claims (other than a release of Executive's claims for amounts required to be paid pursuant to this Section 4.6) in the form attached hereto as Exhibit C, and (ii) a non-competition and non-solicitation agreement having a term which is the same as the term of the Permanent Disability Severance Package; and with terms and subject to conditions substantially similar to those contained in Section 4.8 of this Agreement.

4.7            Confidential and Proprietary Information:  Executive agrees that he will not, either directly or indirectly, and Executive will not permit any Covered Entity which is Controlled by Executive to, either directly or indirectly, divulge to any person or entity or use any of the Confidential and Proprietary Information, except (i) as required in connection with the performance of such Executive's duties to the Company, (ii) as required to be included in any report, statement or testimony requested by any municipal, state or national regulatory body having jurisdiction over Executive or any Covered Entity which is Controlled by Executive, (iii) as required in response to any summons or subpoena or in connection with any litigation, (iv) to the extent necessary in order to comply with any law, order, regulation, ruling or governmental request applicable to Executive or any Covered Entity which is Controlled by Executive, (v) as required in connection with an audit by any taxing authority, or (vi) is made with the express written consent of the Board of Directors.  In the event that Executive or any such Covered Entity which is Controlled by Executive is required to disclose Confidential and Proprietary Information pursuant to the foregoing exceptions, Executive shall promptly notify the Company of such pending disclosure and assist the Company (at the Company's expense) in seeking a protective order or in objecting to such request, summons or subpoena with regard to the Confidential and Proprietary Information.  If the Company does not obtain such relief after a period that is reasonable under the circumstances, Executive (or such Covered Entity) may disclose that portion of the Confidential and Proprietary Information that such party is advised by counsel that it is legally compelled to disclose or else stand liable for contempt or suffer censure or penalty.  In such cases, Executive shall promptly provide the Company with a copy of the Confidential and Proprietary Information so disclosed.  Executive further agrees to execute the Company's standard proprietary information and inventions assignment agreement or similar agreement.
4.8            Non-Compete and Non-Solicitation:
(a)            Except as otherwise explicitly permitted by the last sentence of this Section 4.8(a) of this Agreement, during the Term and thereafter for a period of (i) the term of any Without Cause Severance Package, Good Reason Severance Package or Permanent Disability Severance Package, as applicable, or (ii) 12 months, whichever is longer, Executive shall not, either directly or indirectly, individually or by or through any Covered Entity, participate in, assist, aid or advise in any way, any business or enterprise that competes with the Business in the Territory (including, without limitation, providing services to any customer or other person or entity in the Territory).  Except as otherwise explicitly permitted by the last sentence of this Section 4.8(a) of this Agreement, during the Term and for a period of twelve (12) months thereafter, Executive shall not, either directly or indirectly, individually or by or through any Covered Entity, invest in (whether through debt or equity securities), contribute any capital or make any advances or loans to, take an ownership interest or profit-sharing percentage in, seek to purchase or acquire, or receive income, compensation or consulting fees from, any entity or person directly or indirectly involved in or competitive with the Business in the Territory.  Notwithstanding the foregoing, nothing contained in this Section 4.8(a) prohibits Executive or any Affiliate of Executive from owning (i) less than five percent (5%) of any class of voting securities publicly held and quoted on a recognized securities exchange or inter-deal quotation system, of any issuer, and (ii) an immaterial amount of a Covered Entity as a result of a purchase decision made by a third party after the Effective Date without the knowledge of Executive and no such issuer shall be considered a Covered Entity solely by virtue of such ownership or the incidents thereof.

(b)            During the Term and thereafter for a period of (i) the term of any Without Cause Severance Package, Good Reason Severance Package or Permanent Disability Severance Package, as applicable, or (ii) 12 months, whichever is longer, Executive will not, either directly or indirectly and will not permit any Covered Entity which is Controlled by Executive to, either directly or indirectly, (i) solicit, or take any other action that is intended to solicit, the business of any customers or Referral Sources with which the Company or any of its Affiliates conducts business or receives referrals or has conducted business or received referrals within the 12 months preceding such solicitation or other action; or (ii) hire, solicit, take away, or attempt to hire, solicit or take away (either on such Executive's behalf or on behalf of any other person or entity) any person (i) who is then an employee of the Company or any Affiliate of the Company; or (ii) who has terminated his or her employment with the Company or any Affiliate of the Company within the three months preceding such hiring, solicitation or other action.
(c)            Executive agrees that the payment of any amount of any Without Cause Severance Package, Good Reason Severance Package or Permanent Disability Severance Package is conditioned on Executive's compliance with this Section 4.8 and that the Company will have the right to withhold payment if Executive is in breach of this Section 4.8.
4.9            Enforcement; Remedies:  Executive agrees and acknowledges that the Company has a valid and legitimate business interest in protecting the Business in the Territory from any activity prohibited by Section 4.7 or 4.8 of this Agreement.  Executive acknowledges that Executive's expertise in the Business is of a special and unique character which gives this expertise a particular value, and that a breach of Section 4.7 or 4.8 of this Agreement by Executive will cause serious and potentially irreparable harm to the Company.  Executive therefore acknowledges that a breach of Section 4.7 or 4.8 of this Agreement by Executive cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company from a violation of this Agreement and from the harm which this Agreement is intended to prevent.  By reason thereof, Executive acknowledges that the Company is entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement without any requirement to post bond. Executive acknowledges, however, that no specification in this Agreement of a particular legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by Executive.
5.0            COMPENSATION AND BENEFITS.  For Executive's services, the Company agrees to pay Executive compensation as follows:
5.1            Salary:  Base compensation equal to an annual salary of $325,000 is to be paid according to the Company's general payroll practices as same may exist from time to time. Base compensation shall be increased each year by 10%. Executive's base compensation will be subject to annual reviews and increases as approved by the Board of Directors, in its sole discretion. A mandatory increase of not less than $100,000 per annum shall be implemented upon the Company achieving EBITDA break-even.

5.2            Annual Bonus:  Executive shall be eligible to receive an annual bonus in an amount up to $325,000 based upon performance targets established by the Board of Directors in its discretion.  Additionally, Executive shall be eligible to participate in an additional bonus pool of which Executive shall be eligible to earn up to an additional $325,000 annually in the discretion of the Board of Directors.  In addition, in any partial year of service, any annual bonus payments shall be prorated based on Executive's duration of service in such year; provided, however, that no bonus will be payable to Executive in the event of a Discharge for Cause.
5.3            Common Equity Interest:  The Company shall grant Executive (a) 800,000 stock options in the Company upon the execution of this Agreement, half of which shall vest immediately and the other half of which shall vest in 12 months thereafter; and (b) 250,000 stock options in the Company each year on the anniversary date hereof, beginning on the first anniversary date of the execution of this Agreement
5.4            Reimbursement of Expenses:  The Company shall reimburse Executive for any reasonable business expenses incurred by Executive in the ordinary course of the Company's business in accordance with the Company's reimbursement policies then in effect. These expenses shall be substantiated by invoices and receipts, to be submitted by Executive within thirty (30) days after incurrence.
5.5            Benefits:  During the Term, Executive shall be entitled to receive the following benefits:
(a)            Full family health, dental, vision, major medical, and disability insurance coverage through a provider of Executive's choosing, without deductible;
(b)            Whole Life Insurance with a face amount as determined by the Board of Directors;
(c)            401K plan or such similar retirement plan of Executive's choosing with contributions matched 100% by the Company;
(d)            legal fees incurred for any and all matters arising out of this Agreement, including the preparation and any modifications thereof; and
(e)            such other benefits in such amounts as determined by the Board of Directors from time to time.

5.6            Post-Termination Benefits
(a)            Executive shall be entitled to retain the working email address assigned to him during his employment.
(b)            Executive shall be referenced as "The Founder" of the Company in all corporate communications, digital and otherwise, in which corporate management is referenced or featured, and such reference shall appear no less prominently as the 'C' level executives of the Company.
5.7            Vacation:  Executive shall be entitled to six weeks of vacation during each one year period during the Term to be taken at such times as reasonably determined by Executive.
5.8            Withholding:  Executive authorizes the Company to make any and all applicable withholdings of federal and state taxes and other items the Company may be required to deduct, as such items may exist under this Agreement or otherwise from time to time, including, without limitation, any such withholdings in connection with any Without Cause Severance Package, Good Reason Severance Package or Permanent Disability Severance Package.
6.0            SUCCESSORS AND ASSIGNS.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive shall not have any right to assign or otherwise transfer this Agreement or any of Executive's rights, duties or any other interest herein (except in connection with any assignment of rights to receive consideration hereunder by or to Executive's estate made upon the death of Executive) to any party without the prior written consent of the Company, and any such purported assignment shall be null and void.  Notwithstanding the foregoing, the Company may without obtaining the consent of Executive, assign any or all of its rights and obligations under this Agreement to any of its Affiliates or to its lenders as collateral security.  To the extent that the Company assigns its rights and obligations hereunder, the Company shall not be relieved of its obligations hereunder in respect of any such assignment.
7.0            SURVIVAL OF RIGHTS AND OBLIGATIONS.  The rights and obligations of the parties as stated herein shall survive the termination of this Agreement.
8.0            ENTIRE AGREEMENT.
8.1            Sole Agreement:  This Agreement (including any attachments and exhibits hereto) contains the parties' sole and entire agreement regarding the subject matter hereof, and supersedes any and all other agreements, understandings, statements and representations of the parties, including, but not limited to, any employment agreement or other agreement regarding Executive's compensation or terms of employment entered into prior to the Effective Date.
8.2            No Other Representations:  The parties acknowledge and agree that, except for those representations specifically referenced herein, no party has made any representations (a) concerning the subject matter hereof, or (b) inducing the other party to execute and deliver this Agreement.  The parties have relied on their own judgment in entering into this Agreement.

9.0            AMENDMENTS; WAIVERS.  This Agreement may only be amended in a writing signed by both the Company and Executive. The waiver of either party hereto of any right hereunder or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise.  No waiver shall be deemed to have occurred unless set forth in writing executed by or on behalf of the waiving party.
10.0            GOVERNING LAW.  This Agreement shall be governed pursuant to the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
11.0            SEVERABILITY.  In the event that any provision or term of this Agreement, or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographic and temporal restrictions and provisions contained in this Agreement) is held to be unenforceable or invalid for any reason, such provision or portion thereof will be modified or deleted in such a manner as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws.
12.0            INTERPRETATION; SECTION HEADINGS.  The section and subsection headings of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.
13.0            NOTICES.  All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (i) if delivered personally, upon delivery, (ii) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, (iii) if given by overnight courier with receipt acknowledgment requested, the next business day following the date sent, or (iv) if given by facsimile or telecopy, upon confirmation of transmission by facsimile or telecopy, provided such notice or other communication is also given by some other means permitted by this Section 13.0, in each case to the parties at the following addresses:
To the Company:	bBooth, Inc.
1157 N. Highland Ave
Suite C
Hollywood, CA 90038
Attention: Board of Directors

with a copy to:	Clark Wilson, LLP 900-885 West Georgia Street Vancouver, BC V6C 3H1 Tel: 604.891.7707
Fax: 604.687.6314

ATTN:	Virgil Hlus, Esq.
Partner, Corporate Finance / Securities
Email: vzh@cwilson.com

To Executive:                                                                                    RORY J. CUTAIA
306 Campbells Hollow Rd
Middlebrook, VA 24459
855 683-1200
rory@bBooth.com

with a copy to:                                                                                  _________________________________
_________________________________
_________________________________
_________________________________

14.0            JOINT PREPARATION.  All parties to this Agreement have negotiated it at length, and have had the opportunity to consult with and be represented by their own competent counsel. This Agreement is therefore deemed to have been jointly prepared by the parties, and any uncertainty or ambiguity existing in it shall not be interpreted against any party, but rather shall be interpreted according to the rules generally governing the interpretation of contracts.
15.0            THIRD-PARTY BENEFICIARIES.  No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization, corporation or entity not a party hereto, and no such other person, firm, organization, corporation or entity shall have any right or cause of action hereunder.
16.0            ARBITRATION.
(a)            Any controversy, claim or dispute involving the parties (or their affiliated persons or entities) directly or indirectly concerning this Agreement, or the subject matter hereof, shall be finally settled by arbitration held in Los Angeles, CA by one (1) arbitrator in accordance with the rules of employment arbitration then followed by the American Arbitration Association or any successor to the functions thereof.  The arbitrator shall apply California law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced.  Any decision or award of the arbitrator shall be final and conclusive on the parties to this Agreement and their respective Affiliates, and there shall be no appeal therefrom other than from gross negligence or willful misconduct.  Notwithstanding the foregoing, claims regarding worker's compensation and unemployment compensation benefits shall not be subject to arbitration under this Agreement.  The Company shall bear all costs of the arbitrator in any action brought under this Section 16.0.
(b)            The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in any appropriate state court in California, and in connection with such action to compel, the laws of California shall control.  Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award.  The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

(c)            Notwithstanding the foregoing, the Company shall be entitled to seek injunctive relief, in any court of competent jurisdiction to enforce this Agreement and this Section 16.0 shall not limit the right of the Company to seek judicial relief pursuant to Section 4.9 of this Agreement without prior arbitration.
17.0            COOPERATION AND FURTHER ACTIONS.  The parties agree to perform any and all acts and to execute and deliver any and all documents necessary or convenient to carry out the terms of this Agreement.
18.0            ATTORNEYS' FEES.  In the event of any dispute related to or based upon this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys' fees and costs.
19.0            COUNTERPARTS. This Agreement may be executed in one or more counterparts, including facsimile and electronically transmitted counterparts, each of which shall be deemed an original and all of which shall be considered one and the same instrument.
20.0            INTERNAL REVENUE CODE SECTION 409A.  The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the code, and the Department of Treasury Regulations and other interpretive guidance issued thereunder ("Section 409A"), including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.  Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, but not limited to, consequences related to Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company, in its sole discretion, determines that any amounts payable hereunder would otherwise be taxable to Executive under Section 409A, the Company may adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines in its sole discretion are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under such Section.
21.0            MITIGATION WITH RESPECT TO SEVERANCE AMOUNTS.  Subject to the terms and conditions of this Agreement, in the event that Executive is entitled under this Agreement to receive the Without Cause Severance Package, Good Reason Severance Package or Permanent Disability Severance Package, as applicable, such severance amounts to which Executive is entitled (subject to the terms and conditions of this Agreement, including, without limitation, Section 4.8(c) hereof) shall not be reduced as a result of any duty to mitigate damages or by the amount of compensation Executive receives from other employers during the period in which such severance amounts are paid.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the Effective Date.

bBooth, Inc.
 a Nevada corporation

By:       /s/ James  P. Geiskopf
Name:
Title:

Rory J. Cutaia

__/s/ Rory J. Cutaia___________________________________

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

EXHIBIT A

LIST OF EXECUTIVE'S ADVISORY OR MANAGEMENT ROLES

New York Institute of Technology
Studio One Media, Inc. and subsidiaries
The American Shakespeare Center
Innocence In Danger

EXHIBIT B

FORM OF INDEMNIFICATION AGREEMENT

EXHIBIT C

FORM OF RELEASE

In exchange for good and valuable consideration set forth in that certain Executive Employment Agreement (the "Executive Employment Agreement") between the undersigned, ____________________ ("Executive") and bBooth, Inc., a Nevada corporation ("bBooth"), the sufficiency of which is hereby acknowledged, Executive, on behalf of himself, his executors, heirs, administrators, assigns and anyone else claiming by, through or under Executive, irrevocably and unconditionally, releases, and forever discharges bBooth and its predecessors, successors and related and affiliate entities, including parents and subsidiaries, and each of their respective directors, officers, employees, members, managers, attorneys, insurers, agents and representatives (collectively, the "Company"), from, and with respect to, any and all debts, demands, actions, causes of action, suits, covenants, contracts, wages, bonuses, damages and any and all claims, demands, liabilities, and expenses (including, without limitation, attorneys' fees and costs) whatsoever of any name or nature both in law and in equity (severally and collectively, "Claims") that Executive now has, ever had or may in the future have against the Company by reason of any matter, cause or thing that has happened, developed or occurred, and any Claims that have arisen, before the signing of this Release, including, but not limited to, any and all Claims in tort or contract, whether by statute or common law, and any Claims relating to salary, wages, bonuses and commissions, the breach of an oral or written contract, unjust enrichment, promissory estoppel, misrepresentation, defamation and interference with prospective economic advantage, interference with contract, wrongful termination, intentional and negligent infliction of emotional distress, negligence, breach of the covenant of good faith and fair dealing, and Claims arising out of, based on, or connected with Executive's employment by the Company and the termination of that employment as set forth in the Executive Employment Agreement, including, without limitation, any Claims for unlawful employment discrimination of any kind, whether based on age, race, sex, disability or otherwise, including specifically, and without limitation, claims arising under or based on Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Americans with Disabilities Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act of 1963; and any other local, state or federal equal employment opportunity or anti-discrimination law, statute, policy, order, ordinance or regulation affecting or relating to Claims that Executive ever had, now has, or claims to have against the Company.

Executive understands and agrees that the releases provided above extend to all Claims released above whether known or unknown, suspected or unsuspected.  Executive expressly waives and releases any rights and benefits which he has or may have under any law or rule of any jurisdiction pertaining to the matters released herein.  It is the intention of Executive through this Agreement and with the advice of counsel to fully, finally and forever settle and release the Claims set forth above.  In furtherance of such intention, the releases herein given shall be and remain in effect as full and complete releases of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.
Executive warrants and represents that Executive has not assigned or transferred to any person or entity any of the Claims released by this Release, and Executive agrees to defend (by counsel of the Company's choosing), and to indemnify and hold harmless, the Company from and against any claims based on, in connection with, or arising out of any such assignment or transfer made, purported or claimed.

Notwithstanding anything to the contrary in this Release or the Executive Employment Agreement, the foregoing release shall not cover, and Executive does not intend to release, (i) any rights of indemnification under the Company's certificate of formation, as amended (the "Certificate"), the Operating Agreement (as defined in the Executive Employment Agreement) or any indemnification agreement entered into between the Company and Executive ( the "Indemnification Agreement"), as applicable, (ii) any obligations of Company to pay Executive pursuant to the Without Cause Severance Package (as defined in the Executive Employment Agreement), Good Reason Severance Package (as defined in the Executive Employment Agreement) or Permanent Disability Severance Package (as defined in the Executive Employment Agreement), as applicable, pursuant to Sections 4.3, 4.4 or 4.6, as applicable, of the Executive Employment Agreement, or (iii) Executive's rights with respect to Executive's accrued salary since the Company's last payroll, accrued bonus rights, accrued business expenses reimbursement or existing group insurance plans or ERISA plans of the Company, in each case to the extent provided in the Company's applicable policies and not previously paid.  Executive further acknowledges that the Company's obligations under the Certificate or the Operating Agreement are conditioned upon receipt by the Company of an undertaking by Executive to repay the amount if it shall be determined by a court of competent jurisdiction that Executive is not entitled to be indemnified by the Company under the Certificate, the Operating Agreement or Indemnification Agreement.
EXECUTIVE HAS READ THIS RELEASE AND BEEN PROVIDED A FULL AND AMPLE OPPORTUNITY TO STUDY IT, AND EXECUTIVE UNDERSTANDS THAT THIS IS A FULL AND COMPREHENSIVE RELEASE AND INCLUDES ANY CLAIM UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED IN WRITING TO CONSULT WITH LEGAL COUNSEL BEFORE SIGNING THIS RELEASE AND THE EXECUTIVE EMPLOYMENT AGREEMENT, AND EXECUTIVE HAS CONSULTED WITH AN ATTORNEY.  EXECUTIVE WAS GIVEN A PERIOD OF AT LEAST TWENTY-ONE DAYS TO CONSIDER SIGNING THIS RELEASE, AND EXECUTIVE HAS SEVEN DAYS FROM THE DATE OF SIGNING TO REVOKE EXECUTIVE'S ACCEPTANCE BY DELIVERING TIMELY NOTICE OF HIS REVOCATION TO THE BOARD OF DIRECTORS OF THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.  EXECUTIVE IS SIGNING THIS RELEASE VOLUNTARILY, WITHOUT COERCION, AND WITH FULL KNOWLEDGE THAT IT IS INTENDED, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AS A COMPLETE AND FINAL RELEASE AND WAIVER OF ANY AND ALL CLAIMS.  EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE PAYMENTS SET FORTH IN THE EXECUTIVE EMPLOYMENT AGREEMENT ARE CONTINGENT UPON EXECUTIVE SIGNING THIS RELEASE AND WILL BE PAYABLE ONLY IF AND AFTER THE REVOCATION PERIOD HAS EXPIRED.
[SIGNATURE PAGE(S) TO FOLLOW]

Executive has read this Release, fully understands it and freely and knowingly agrees to its terms.

Dated this _____ day of ____________, 201___.

                                                                                    _______________________________________________
  Signature

                                                                                    _______________________________________________
  Printed Name

AGREED AND ACCEPTED:

bBooth, Inc.

By:

Title:

Date: